Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated August 17, 2020 relating to the financial statements of Performance Food Group Company and the effectiveness of Performance Food Group Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Performance Food Group Company for the year ended June 27, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, VA

June 25, 2021